Exhibit 99.2
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FISCAL 2002 THIRD QUARTER CONFERENCE CALL
MAY 1, 2002 -- 10 a.m. Central (11 a.m. Eastern)


INTRODUCTION
DIRCK STEIMEL
-------------
Good morning. I'm Dirck Steimel, assistant manager of investor communications for Meredith Corporation. With me are Bill Kerr, chairman and chief executive officer; Kevin O'Brien, president of our Broadcasting Group; Suku Radia, our chief financial officer and Tom Ferree, our corporate controller. In addition, Steve Lacy, president of our Publishing Group, is on the line from the West Coast, where he is meeting with advertising clients.

This morning we will discuss our fiscal 2002 third-quarter results, and then we'll respond to your questions. Before we begin, let me remind you that we'll be discussing forward-looking information that is subject to certain risks and uncertainties based on management's current knowledge and estimates of factors affecting the company's operations. Actual results may differ materially from those currently anticipated. Factors which could adversely affect future results include, but are not limited to, changes in advertising and consumer demand; paper prices, postal rates and other economic conditions nationally; and national and world events that could interrupt broadcast television, regionally or in specific local markets. A complete description can be found on page 22 of our fiscal 2001 annual report.

Also, we want to let you know that our formal remarks today are being webcast live. Our remarks will be posted on our web site -- Meredith.com -- shortly after the call's conclusion, and the webcast will remain on our web site through May 8, 2002.

At this time, I'll turn the program over to Bill.

OVERVIEW
BILL KERR
---------
Thanks Dirck, and welcome to everyone listening. I'll start this morning with a short overview of our third quarter performance. Following that, our group presidents, Kevin and Steve, will update you on their respective operations and give you highlights from the quarter. Suku will then outline our financial position, and will discuss the outlook for the fourth fiscal quarter and fiscal 2003. Finally, we'll take your questions.

At the outset, I'll remind you that we will adopt FAS 142 in the first quarter of our 2003 fiscal year, which begins on July 1, 2002. All of the earnings per share data we will discuss this morning, along with the information in our press release, includes goodwill and intangible asset amortization and is consistent with our historic reporting.

Our third quarter earnings were $17.9 million, or 35 cents per share, exceeding the First Call consensus estimate of 34 cents per share. Revenues for the quarter were $258.4 million.

Our performance during the third quarter was encouraging. Our ongoing efforts to build share in our publishing and broadcasting markets, and to reduce costs, are paying off.
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As we noted in our March 22 release in which we upgraded earnings guidance, demand for advertising has improved in both publishing and broadcasting compared to earlier in the fiscal year. Company-wide, our total fiscal third quarter advertising revenues, when adjusted for discontinued titles, were down
3.6 percent from a year earlier. In contrast, our second quarter advertising revenues declined 12.9 percent.

We are in an excellent position to take advantage of this improvement in the advertising climate and in the overall economy. During the quarter we continued to strengthen our market position across the entire company. In publishing, Better Homes and Gardens and Ladies' Home Journal, our two largest magazines, in terms of revenue, increased their commanding share of women's service advertising revenues. They delivered a combined share of 40 percent of the category for the 12-month period ending with the April 2002 issues. That's up two percentage points from the same period a year earlier.

Country Home and Traditional Home, our mid-sized shelter titles, also gained advertising revenue share during the same 12-month period in their competitive sets.

In broadcasting, 10 of our 12 stations gained share in the fourth quarter of calendar 2001, the last full quarter for which we have industry data.

We also continued to benefit from efforts to reduce costs. For the quarter, company-wide costs were down 5 percent compared to the prior-year period. The cost reduction is significant because we are now cycling against reduced-cost quarters in fiscal 2001. When taking into account a previously-discussed timing shift in circulation mailings, company-wide costs were down more than 2 percent.

Publishing Group costs were down 8 percent compared to the prior-year quarter, and were down 5 percent excluding the circulation mailing shift.

Excluding increased costs for film amortization, Broadcasting Group costs were up approximately 1 percent, compared to the same quarter of fiscal 2002.

Even taking into account the sharp increase in benefit costs, company-wide payroll costs were down for the third quarter and the first three-quarters of the fiscal year.

As we've noted previously, we are taking a very targeted approach to our cost control efforts as we work to produce a leaner, more efficient organization. At the same time, we continue to make strategic investments to strengthen our market position in both broadcasting and publishing.

In broadcasting, we are investing in our sales operations and news departments, as well as in improved syndicated programming. In publishing, we are increasing the rate bases and frequencies of several of our existing titles.

We are encouraged by the prospects of our proposed television duopoly in Portland and our new affiliation agreements with FOX, which we also announced on March 22.

With that, I'll turn it over to Kevin, who will give you more detail on the proposed duopoly and an update on our broadcasting operations.


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BROADCASTING
KEVIN O'BRIEN
-------------
Thanks, Bill. As we noted in our release last month, advertising demand is strengthening. Our third-quarter broadcasting revenues, at $58.8 million, were flat with a year ago. That's a significant improvement over the trend we experienced in the first two quarters of fiscal 2002. Broadcast advertising revenues were down about 13 percent in both the first and second quarters.

Our third quarter revenue performance was especially encouraging because 11 of our 12 stations competed against the Olympics. We have only one NBC affiliate, WSMV in Nashville.

Broadcasting operating profit for the quarter was $781,000, compared to $3.3 million in the prior year quarter. The reduced operating profit was primarily due to higher film amortization and increased benefit costs.

As Bill mentioned, we are excited about our proposed exchange for KPTV in Portland, which affords us the opportunity to create a duopoly in that market. Duopolies offer increased efficiency, while providing stronger outlets for advertisers and viewers.

KPTV, currently the UPN-affiliate in Portland, is a VHF station with a rich broadcasting history. Combined with our current Portland station - KPDX-FOX-49
- it strengthens our ability to reach a young, desirable audience in an attractive market.

We've hired Teresa Burgess as general manager of KPDX. Pending approval of our exchange with FOX for KPTV, she'll serve as general manager of our duopoly. Teresa, who joined us from KFOX in El Paso, is one of the brightest stars in local television and we are delighted to have her on the Meredith team. She will be an excellent addition to the Portland community.

In addition, our proposed transaction with FOX includes new, five-year affiliation agreements for all of our FOX stations, including Las Vegas, Greenville and Bend, as well as Portland.

In Hartford we recently signed a new, long-term affiliation agreement with CBS for WFSB, effective in mid-April.

We are interested in creating duopolies, along with station clusters, to improve our efficiency. Our top priority, however, remains improving the overall performance of each station in our existing group.

That begins with establishing a winning culture at all of our stations. To accomplish this we've made changes in the leadership at some of our stations:

-- In Atlanta, we recently hired Sue Schwartz as general manager of WGCL, our CBS affiliate. She joins us from Phoenix, where she led a duopoly, which included KTVK, one of the most successful independent stations in the country. Sue has built a solid reputation with over 25 years of television experience and is known for developing innovative marketing and sales strategies, while achieving solid news and programming ratings. Her background will benefit WGCL as the station works to continue building share in the Atlanta market.



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--  Earlier we hired Bob Furlong as general manager at KPHO in Phoenix, our second largest market. Bob came to Meredith from KUTP, the UPN affiliate in Phoenix, where he proved himself as an innovative and effective general manager. In addition, his knowledge of the Phoenix market will benefit KPHO.

-- In Las Vegas, one of the nation's fastest-growing markets, we've hired Susan Lucas as general manager of KVVU, our FOX affiliate. Susan is a proven leader who joined us from Raleigh, NC, where she operated a duopoly of that market's UPN and WB affiliates.

-- With the hiring of these four new general managers - along with the replacement of news directors at four stations and general sales managers at three - we have upgraded our broadcast management team with proven leaders who have strong track records.

As we build our management team, we continue our focus on building strong sales and news operations at all of our stations. The changes we've made are already producing results.

For example, every WGCL newscast showed ratings gains in the key adults 25 to 54 demographic during the February sweeps period. Our biggest ratings gain during the sweeps was our 11 p.m. news, the time period most attractive to advertisers. And remember, we accomplished that in the face of stiff competition from the Olympics.

We still have much to accomplish in Atlanta to improve news and bring our station up to our performance expectations. But, we are making progress. We have rebranded our news as CBS-Atlanta, updated graphics, increased the number of live shots and raised story counts. This is just the start, but improved results are beginning to show.

WSMV, our NBC affiliate in Nashville, capitalized on the Olympics and posted an outstanding quarter. The station's ratings for the February book were up in all key time periods, and its third fiscal quarter advertising revenues rose in the low-double digits.

In Hartford, ratings for WFSB's 5 p.m. to 6:30 p.m. newscast rose 31 percent during the February sweeps period, and its noon news was up 13 percent.

We are also improving our purchasing of syndicated programming. Everybody Loves Raymond, this year's breakout hit in syndicated programming, is strong, especially in Atlanta. It is running in access from 7 to 8 p.m. weeknights and in the February book it nearly doubled the ratings of the programming in that time period a year earlier.

In addition, we recently renewed Oprah at very favorable terms on our three stations that currently air it.

With that quick look at our broadcast operations, let me turn it over to Steve to discuss our publishing operations.







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PUBLISHING
STEVE LACY
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Thanks Kevin.  Publishing revenues for the third quarter were $199.6 million, versus $213.4 million for the same period of fiscal 2001. When adjusted for discontinued titles, our fiscal 2001 comparable revenues were $204.9 million.

Comparable advertising revenues were down in mid-single digits, a significant improvement from a low-teens decline in the second fiscal quarter. While advertising revenues were down overall for the quarter, the performance was mixed by category.

Third quarter publishing operating profit was $40.7 million, up 2 percent from the $39.9 million in the prior-year quarter. As Bill noted earlier, third quarter circulation mailing costs were lower by $5.7 million compared to the prior-year quarter, because mailings were shifted to the first half of the fiscal year. Mailing costs for the full 2002 fiscal year are expected to be flat with the previous year.

We noted that Better Homes and Gardens and Ladies' Home Journal increased their commanding share of women's service advertising revenues. In addition, we started to see signs of momentum in many of our April issues, which are included in the third fiscal quarter. The April 2002 issue of Better Homes and Gardens was the largest April issue in the history of the magazine, with more than 200 pages of advertising. The magazine's May issue is stronger than the previous year in both pages and revenues. The April issue of Ladies' Home Journal was its largest issue in terms of advertising pages since November of 1999.

Better Homes and Gardens has been nominated for a general excellence award in the National Magazine Awards by the American Society of Magazine Editors. It is nominated in the category for magazines with circulations above 2 million.

Advertising pages for the April issue of Country Home were up in the mid-teens compared to a year ago. Advertising revenues for the March/April issue of Midwest Living were the highest for any issue in its 15-year history.

We are increasing the rate bases and frequencies of several of our mid-sized titles. This summer we plan to raise the rate base of Traditional Home to 850,000, up from the 825,000-rate base we established in early 2002. With its new rate base, Traditional Home will be tied for first place in the upscale home furnishings category. In addition, we will publish Traditional Home eight times a year in calendar 2002, compared to six times in calendar 2001.

We have increased the frequency of MORE magazine to 10 times a year for calendar 2002 and will increase its rate base from 700,000 to 750,000 in September of 2002. For the first three-quarters of the fiscal year, advertising revenues for MORE were up in the low-teens.

Meredith Corporate Solutions, which we formed to create multi-platform marketing programs, is helping us build client relationships and increase advertising sales in all of our magazines.

Our focus on building our presence in the automobile advertising market is helping us gain new clients. For example, during the quarter we secured a new account with a leading automobile importer.

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As part of our increased emphasis on retailers, we recently launched a partnership that links Wegmans Supermarkets, a leading food retailer in the northeast, with Better Homes and Gardens. The program - designed to help connect our advertisers with retailers - includes in-store cooking demonstrations by the magazine's food editors; seminars on entertaining; product sampling sessions; and literature distribution at the chain's stores. In addition, the program will be advertised in Better Homes and Gardens editions distributed in states served by Wegmans, and in the supermarket chain's circulars.

Our "home solutions" initiative, designed to increase our share of advertising revenues in the building and remodeling categories, is paying off. For the first two issues of the fiscal third quarter, our share of PIB advertising revenues in the home and building category rose nearly two percentage points.

Now let's take a look at our non-advertising revenues in the areas of circulation, book and integrated marketing.

In circulation, we have received strong responses from our   recent direct mail
marketing efforts. Those included offers for Better Homes and Gardens, Ladies' Home Journal, Traditional Home and Midwest Living.

Our initiative to obtain magazine subscriptions over the Internet remains on track to meet our goal of 500,000 online subscriptions in fiscal 2002. As you recall, we have made a priority of obtaining magazine subscriptions over the Internet because of the potential for significant savings in the costs of obtaining subscriptions.

After a post-September 11 decline, our book operations increased revenues during the third quarter. We continue to expand the number of our retail book outlets. For example, we are now selling our Home and Garden titles in special displays at Target stores and have started distributing them to an additional 1,000 Wal-Mart stores.

Our integrated marketing operations were recently awarded a major program with Daimler/Chrysler, that will begin in our 2003 fiscal year. We will produce customer loyalty magazines for the Chrysler, Dodge and Jeep brands for a combined circulation of more than 6 million. This is the one of the largest individual sales in the history of our integrated marketing business.

With that, I'll turn the program to Suku.

FINANCIAL
SUKU RADIA
----------
Thanks Steve. During the third quarter we reduced our debt by $15 million to a level of $410 million. For the year-to-date, we have reduced our debt by $60 million. In addition, year-to-date we have repurchased nearly 750,000 shares of stock.

To take advantage of favorable long-term interest rates, we recently placed $100 million of private placement notes with an average maturity of 5.5 years. In addition, we replaced our expiring syndicated revolving loan with a new five-year, $150 million revolving facility with essentially the same banks. We also entered into an asset-backed commercial paper program to diversify our funding sources and reduce our overall long-term cost of borrowing.

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Once again, I'll point out that we will be adopting FAS 142 in the first quarter of our 2003 fiscal year. We expect the adoption to benefit fiscal 2003 earnings per share by either 24 or 31 cents, depending upon whether network affiliation agreements are indefinite-lived intangible assets. In our fourth quarter conference call, we expect to provide more precise guidance on the earnings per share impact of FAS 142. Further, we are in the preliminary stages of assessing the impact of this standard from an impairment standpoint.

OUTLOOK
-------
With that overview of our business and our financial position, let's take a look at the fourth fiscal quarter.

Publishing advertising pages and revenues, as well as broadcasting pacings, are all up in the mid-single digits. Remember that broadcast pacings are a snapshot in time and change frequently.

We are encouraged by these signs. The advertising recession appears to have bottomed out, but it is still too early to predict a sustained recovery. I'll remind you that we continue to see a lot of variability in the advertising markets for both publishing and broadcasting. In addition, June is typically a volatile month in broadcast advertising, coming off the May sweeps and entering the summer.

The First Call earnings estimates for our fourth fiscal quarter range from 33 to 37 cents per share. At this time, we believe the upper end of that range is achievable.

Looking ahead to fiscal 2003, the continued uncertainty of the economic climate makes precise guidance difficult. At this time, we foresee a gradual recovery during the first half of the fiscal year, with further strengthening in the second half. If this pattern is correct, we would expect earnings per share growth of 10 to 20 percent in fiscal 2003, excluding any impact due to the adoption of FAS 142.

We plan to offer further guidance on the fourth quarter of our 2002 fiscal year and on the full 2003 fiscal year at the Mid-Year Media review in June.

Now, I'll turn the program back to Bill for a wrap-up.

BILL KERR
---------
Thanks Suku. Before we take your questions, I'll reiterate that I'm pleased with the results of our third fiscal quarter and the progress we are making in both of our businesses.

In broadcasting, the leadership change we made has us headed in the right direction. We are strengthening our overall management team, upgrading our sales and news operations, and improving our syndicated programming. This has already led to market share gains.

In publishing we are building on an already-powerful base. We are uniquely positioned for today's increased home and family focus. Home ownership in the United States is at an all-time high. Americans are keenly interested in remodeling, decorating, gardening and cooking as they seek to enrich their home environments. We possess a competitive advantage in this environment because

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of our century-long commitment to service journalism, our continued emphasis on home-owning baby boomers, and the reputation we have earned as a source of trusted information.

With that, we'll take your questions.




















































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